Exhibit 99.1
IsoTis Reports Preliminary 2006 and Q4 Revenue
Update on Recent Events
IRVINE, CA, USA — February 14, 2007 — IsoTis, Inc. (NASDAQ: ISOT), the orthobiologics company, today reported preliminary unaudited revenues for the fourth quarter and full year ended December 31, 2006. Revenue was approximately $10 million (unaudited) for the fourth quarter of 2006, representing a 16% increase over revenue of the fourth quarter of 2005. For the full year 2006, revenue was approximately $40 million (unaudited), representing a 27% increase over revenue for the full year 2005. IsoTis will report its complete fourth quarter and full year 2006 results on February 26, 2007.
Pieter Wolters, President and CEO of IsoTis said: “We are very pleased with our continued progress in 2006 and the last quarter of the year. I believe our 2006 revenues speak to the continued success and acceptance of our Accell line of products, especially in the US markets, and the healthy growth in our International markets and increase in revenue from our Private Label agreements.”
NASDAQ listing and Delisting from Euronext, TSX and SWX
IsoTis Inc. started trading on NASDAQ on January 26, 2007 after it acquired approximately 75% of the outstanding IsoTis S.A. (SWX/Euronext: ISON) (TSX: ISO) shares through an exchange offer launched on December 15, 2006. Since that date, the Company has acquired additional IsoTis S.A. shares through the exchange offer and will hold greater than 90% of the outstanding IsoTis S.A. shares when it closes the final portion of the exchange offer on February 14, 2007. IsoTis S.A. intends to have its shares delisted from Euronext Amsterdam and the Toronto Stock Exchange as soon as possible. Following a back-end merger to acquire the remaining IsoTis S.A. shares, IsoTis, Inc. will cause the IsoTis S.A. shares to be delisted from the SWX Swiss Exchange. Unless the context otherwise states, references throughout this press release to “IsoTis” or the “company” refer to the business of IsoTis S.A. and its subsidiaries for all periods prior to the consummation of the exchange offer and to the business of IsoTis, Inc. and that of its subsidiaries for all periods subsequent to the consummation of the exchange offer.
Regulatory Update
On February 7, 2007 IsoTis received a letter from the U.S. Food and Drug Administration (FDA) with additional comments and questions regarding the Company’s pending 510(k) application for its Accell products. The letter raises a jurisdictional question as to whether the Accell products should be regulated as a medical device. Moreover, if regulated as a medical device, the letter questions whether the Accell products are Class II or Class III devices.
IsoTis markets Accell Plus (previously referred to as Accell Connexus) as a Class II medical device pursuant to a 510(k) received from the FDA on July 7, 2005. IsoTis markets Accell Putty (previously referred to as Accell DBM100) and Accell TBM, based upon the Company’s conclusion that they meet the requirements for regulation solely as human cells, tissues and cellular and tissue-based products, or 361 HCT/Ps, and do not require 510(k) clearance. On October 19, 2006, IsoTis received a written determination from the FDA that Accell Putty is not eligible for regulation solely as a 361 HCT/P. Although IsoTis continues to believe Accell Putty and Accell TBM do satisfy the requirements to be regulated solely as a 361 HCT/P, because of the uncertainty surrounding the applicability of the FDA’s definition of a 361 HCT/P, the Company included the Accell Putty and Accell TBM in its 510(k) submission for the entire Accell family. That 510(k) submission remains pending with the FDA.

While IsoTis continues to believe that Accell Putty and Accell TBM are 361 HCT/Ps, if the FDA were to definitively determine that they are not, the Company believes they are class II medical devices and that a 510(k) clearance will suffice to market the products. This is consistent with the treatment of other competing products, the Company’s prior discussions with the FDA and the 510(k) clearance previously received for Accell Plus.
Pieter Wolters stated: “Since the introduction of the first Accell product in 2002, we have sold in excess of 50,000 units of Accell products for use in a variety of orthopedic procedures such as spinal fusion, joint replacements and trauma surgery. We have not received any reported adverse events that have been attributed directly to our materials, products or processes. We intend to continue to market the Accell products and look forward to resolving the questions raised by the FDA in a constructive and timely manner.”
Today IsoTis is responding to both the October 2006 and February 2007 FDA letters and requesting to meet with the FDA to discuss the Agency’s questions. The Company believes that it can continue to market Accell Putty and Accell TBM as 361 HCT/Ps until it receives 510(k) clearance, although there is no assurance that this will be the case. There is also no assurance that the FDA will agree that Accell Putty and Accell TBM are 361 HCT/Ps or, if the FDA were to definitively determine that they are not 361 HCT/Ps, that they are Class II medical devices. If the FDA were to determine that these products are Class III medical devices or biologic products, the Company will be subject to a more costly, lengthy and uncertain approval process that could involve significant additional clinical data or premarket approval. Moreover, there is no assurance that the FDA will not take compliance measures against one or more of its Accell products before the products receive market clearance, which could include fines, injunctions and recalls of IsoTis’ products.
Update on Public Offering
In light of the above described regulatory situation, the Company has determined not to proceed with its proposed public offering of common stock at this time and has withdrawn the Form S-1 registration statement it filed with the Securities and Exchange Commission on January 29, 2007.
February 26, 2007: Q4 and FY 2006 Results and Conference Call
IsoTis will report its complete fourth quarter and full year 2006 results on February 26, 2007. The Company has scheduled a conference call to discuss these results on February 26, 2007at 5 pm EST. The Company’s results release will be distributed at approximately 4:30 p.m. EST that same day. US Dial In: 1 617 614 6206; UK Dial In 44 20 7365 8426; Continental Europe Dial In: 41 1 800 9569; no password required. Digital playback is available from February 27 at 7:00 p.m. for 24 hours. US Dial In: 1 617801 6888; European Dial In 44 20 7365 8427; playback ID: 22040500. To listen to the conference call live via the internet, visit the Investors section of the IsoTis website at www.isotis.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software.
About IsoTis, Inc.
IsoTis is a leading orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
949 855 7155	949 855 7195
robert.morocco@isotis.com	hans.herklots@isotis.com
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis Inc, shares on NASDAQ in a timely manner, if at all, a competitive sales and marketing environment, the timely commencement and success of IsoTis’ clinical trials and research endeavors, delays in receiving U.S. Food and Drug Administration or other regulatory approvals (a.o. EMEA, CE), including the risk that the FDA determines that our Accell Putty and Accell TBM products are not human tissue or class II medical devices, that the Company is unable to obtain 510(k) clearance for its Accell products, that the FDA requires the Company to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires the Company to produce additional clinical data to support approval or clearance of its products, that the FDA imposes compliance measures against the Company for the marketing of its Accell products, including imposing fines and injunctions or causing the Company to recall its Accell products, market acceptance of IsoTis’ products, effectiveness of IsoTis’ distribution channels, development of competing therapies and/or technologies, the terms of any future strategic alliances, the need for additional capital, the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2005 of IsoTis SA, the predecessor of the Company, filed with the SEC, to IsoTis SA’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX), and to the reports filed from time to time by the Company with the SEC.